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                                                                      EXHIBIT 11

                                    COHR INC.
                        COMPUTATION OF PER SHARE EARNINGS
                    (IN THOUSANDS, EXCEPT EARNINGS PER SHARE)


                                                             THREE MONTHS ENDED
                                                                   JUNE 30,
                                                             ------------------
                                                              1997         1996
                                                             ------       -----

NET INCOME ATTRIBUTABLE TO
  COMMON STOCK                                               $1,584        $931
                                                             ======       =====

PRIMARY AND FULLY DILUTED EARNINGS PER SHARE:

  Weighted average number of common
    shares outstanding                                        6,419       4,562

  Dilutive effect of stock options and warrants
    after application of treasury stock method                  297         173
                                                             ------       -----

  Number of shares used to compute
    primary earnings per share                                6,716       4,735


Primary earnings per share                                    $0.24       $0.20
                                                             ======       =====
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